Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RHODIUM ENTERPRISES, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Rhodium Enterprises, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this Corporation is Rhodium Enterprises, Inc. and that this Corporation was originally incorporated pursuant to the General Corporation Law on April 22, 2021 under the name Rhodium Enterprises, Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatements is as follows.

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Rhodium Enterprises, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive in the City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: Unless the context otherwise requires, the terms defined below shall have the meanings herein specified.

“Board” has the meaning set forth in Article Sixth.

“Bylaws” mean the bylaws of the Corporation as the same may be amended, modified, supplemented or restated from time to time.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation as amended and/or restated from time to time.

“Class A Common Stock” has the meaning set forth in Article Fifth.

“Class B Common Stock” has the meaning set forth in Article Fifth.

“Common Stock” means the Class A Common Stock and the Class B Common Stock collectively.

“Covered Person” has the meaning set forth in Article Ninth.

“Deemed Liquidation Event” means (i) a merger or consolidation or other similar business combination (a “Business Combination”) in which the Corporation is a constituent party, except any Business Combination involving the Corporation in which the Shares outstanding immediately prior to such Business Combination continue to represent, or are converted into or exchanged for Shares that represent, immediately following such Business Combination, at least a majority, by voting power, of the securities of the surviving or resulting entity; (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation taken as a whole; or (iii) in one transaction or a series of related transactions, the sale of securities of the Corporation representing more than fifty percent (50%) of the aggregate number of outstanding securities of the Corporation.

“Director” has the meaning set forth in Article Sixth.

“Excluded Opportunity” has the meaning set forth in Article Ninth.

“General Corporation Law” means the General Corporation Law of the State of Delaware, as amended from time to time.

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Personal Representative” means the successor or legal representative (including without limitation, a guardian, executor, administrator or conservator) of a deceased or incompetent Shareholder.

“Remaining Assets” has the meaning set forth in Article Fifth.

“Securities Act” means the United States Securities Act of 1933, as amended, or any successor statute.

“Shareholder” means the Person or Persons registered in the stock ledger of the Corporation as the holder of record of Shares.

“Shares” means the shares in the capital of the Corporation, including the Class A Common Stock and Class B Common Stock.

“Transfer” has the meaning set forth in Article Seventh.

FIFTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 400,000,100, comprised of the following classes (i) 400,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), and (ii) 100 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock”).

The following is a statement of the designations and the powers, rights and preferences, and the qualifications, limitations or restrictions thereof in respect of the Common Stock.

A.	Common Stock

1. Voting. The Class A Common Stock shall not be entitled or permitted to vote on any matter. Each share of Class B Common Stock shall be entitled to one (1) vote on any matter required or permitted to be voted on or approved by the Shareholders. There shall be no cumulative voting.

2. Dividends. Dividends may be declared and paid ratably on the Class A Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board in its discretion shall determine. No dividend may be declared on the Class B Common Stock; provided, however, that in the event a dividend is declared in the form of shares of Class B Common Stock, then holders of Class B Common Stock shall receive the dividend in the form of shares of Class B Common Stock.

3. Distribution upon Dissolution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the remaining assets of the Corporation available for distribution to holders of Shares (the “Remaining Assets”) shall be distributed to the holders of shares of Class A Common Stock, pro rata according to their relative proportionate ownership of all shares of Class A Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, no Remaining Assets shall be distributed to the holders of shares of Class B Common Stock.

SIXTH: Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors (the “Board,” and each member thereof being referred to as a “Director”). Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation. The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. The holders of a majority in voting power of the outstanding shares of Class B Common Stock, exclusively and as a separate class, shall be entitled to elect each Director of the Corporation. A vacancy in any Director seat shall be filled only by vote or written consent in lieu of a meeting of the holders of a majority in voting power of the outstanding shares of Class B Common Stock.

SEVENTH: Transfer Restrictions.

A.	Restrictions. Shares of Class A Common Stock may not, directly or indirectly, be sold, assigned, transferred, pledged, mortgaged, hypothecated or otherwise disposed of (collectively, a “Transfer”) by any holder thereof without the prior written approval of the Board, except to a Personal Representative of the transferor in connection with the death or incompetency of the holder.

B.	Notice of Proposed Transfer. Prior to any proposed Transfer of any shares of Class A Common Stock, such holder shall give written notice to the Corporation of its intention to effect such Transfer.

C.	Transfer of Shares. Any attempted Transfer of shares of Class A Common Stock other than in accordance herewith shall be null and void and the Corporation shall not recognize any such Transfer or reflect in its membership any change in registered ownership pursuant thereto.

EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Neither any amendment nor repeal of this Article Eighth, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article Eighth, shall eliminate or reduce the effect of this Article Eighth in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Eighth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

NINTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any director or officer of the Corporation (the “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director or officer of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Ninth will only be prospective and will not affect the rights under this Article Ninth in effect at the time of the occurrence of any actions or omissions to act giving rise to liability.

TENTH: Subject to the last sentence in this Article Tenth, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law or this Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Article Tenth will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

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3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 8th day of June, 2021.

By:	/s/ Cameron Blackmon
Cameron Blackmon
Co-President

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